Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:	Damon Wright Sr. Director, Investor Relations Epicor Software Corporation 949/585-4509 dswright@epicor.com

Epicor® Reports 2009 Second Quarter Results

License Revenue Grows Sequentially by 33% Over 2009 First Quarter,

Driving Free Cash Flow of $10.6 Million, Non-GAAP EPS of $0.11 Per Share

IRVINE, Calif. — July 28, 2009 — Epicor Software Corporation (NASDAQ: EPIC), a leading provider of enterprise business software solutions for the midmarket and divisions of Global 1000 companies, today reported financial results for its second quarter ended June 30, 2009. All results should be considered preliminary pending the Company’s filing of its quarterly report on Form 10-Q.

Total revenue for the 2009 second quarter was $100.4 million, with a GAAP net loss of $6.7 million, or loss of $0.11 per diluted share. This compares to 2008 second quarter revenue of $127.9 million, and GAAP net income of $0.3 million, or $0.00 per diluted share.

Non-GAAP1 net income for the 2009 second quarter was $6.7 million, or $0.11 per diluted share, compared to non-GAAP net income of $10.3 million, or $0.17 per diluted share in the 2008 second quarter.

2009 Second Quarter Revenue by Segment: 2009 second quarter license revenue was $17.5 million, up sequentially by 33% from 2009 first quarter license revenue of $13.2 million, and down year over year when compared to license revenue of $24.4 million in the 2008 second quarter. Consulting revenue was $32.1 million in the 2009 second quarter, up marginally when compared to the 2009 first quarter consulting revenue of $31.5 million, and down when compared to consulting revenue of $41.0 million in the 2008 second quarter. Maintenance revenue for the 2009 second quarter was $47.3 million, flat when compared to the 2009 first quarter, and down when compared to maintenance revenue of $48.7 million in the same period in the prior year. Hardware and other revenue for the 2009 second quarter was $3.5 million, down sequentially when compared to hardware and other revenue of $7.2 million in the 2009 first quarter, and down compared to hardware and other revenue of $13.9 million in the prior year’s second quarter.

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Epicor Reports Q2 2009 Results

Epicor Chairman, President and CEO George Klaus commented, “Epicor’s technology leadership was highlighted throughout the second quarter, as license sales exceeded our internal forecasts and we experienced relatively strong license revenues across all of the vertical markets and geographies we serve. We continued to provide excellent support and service to our 20,000-plus customers worldwide, which included the release of more than 75 product updates and enhancements in the first half of this year alone. During the second quarter we capitalized on new market opportunities presented by Epicor 9 with solid international sales, which included Epicor 9 sales into eight new countries. Additionally,” Klaus said, “the new global financials and greater distribution capabilities of Epicor 9 led to winning deals where we would not have been able to compete in the past. In addition to the successes in our ERP business, our retail business also had a very solid quarter with retail license sales coming in ahead of plan. We closed some large deals ahead of schedule, as retailers seemed to be a bit more comfortable allocating resources to IT investments.

“We are pleased with our second quarter results and our execution to our stated objectives for the first half of the year in the face of a difficult selling environment,” Klaus added. “We continue to manage our expenses to our expected revenues and believe our most recent results are a confirmation that Epicor is operating from a sound foundation, led by a highly experienced and tenured senior management team that has successfully navigated the Company through challenging times in the past. While our software sales outpaced our internal expectations in the second quarter,” Klaus continued, “we do not yet have enough data points to call this a trend, especially entering the third quarter, which has historically been a seasonally weak quarter due to prolonged holidays in many international regions, as well as in the Americas. As such, while we remain focused on improving our profitability per revenue dollar, we are also continuing to take a prudently cautious outlook towards our short-term financial expectations.”

Business Outlook: Due to the uncertainty and limited visibility in the global economy, IT spending and exchange rate fluctuations, the Company will continue to provide forward looking guidance one quarter at a time.

2009 third quarter total revenue is expected to be $96 to $100 million, with non-GAAP earnings per diluted share2 for the 2009 third quarter expected to be $0.09 to $0.10.

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Epicor Reports Q2 2009 Results

Balance Sheet Summary: The Company’s balance sheet at June 30, 2009, included cash and cash equivalents of $86.0 million. The balance sheet benefited from free cash flow3 of $10.6 million during the 2009 second quarter, which helped support approximately $7.5 million in pay downs on the Company’s credit facility during the quarter. The Company’s total debt balance as of June 30, 2009, consists primarily of the $230 million obligation to holders of the Company’s 2.375% senior convertible notes (less the debt discount described below of $46.2 million) and $79 million of borrowings under the Company’s credit facility, currently priced at LIBOR plus 2.0%.

At the end of the 2009 second quarter, net accounts receivable was approximately $85.9 million. The Company had solid cash collections of approximately $105 million during the 2009 second quarter. Days sales outstanding (DSOs) in the 2009 second quarter were up to 78, compared to 72 in the first quarter of 2009. Deferred revenue at the end of the 2009 second quarter was $93.9 million.

Effective January 1, 2009, the Company adopted FSP APB 14-1, “Accounting for Convertible Debt”, and retroactively applied this change to all periods presented herein. This standard requires the Company to change the previous accounting method for its $230 million convertible notes. Accordingly, the Company recorded a $61.8 million debt discount as Additional Paid in Capital, as of the notes’ issuance date of May 15, 2007. At June 30, 2009, the debt discount was $46.2 million.

The Company is amortizing the debt discount through the date at which the Company can begin to redeem the notes, which is May 15, 2014. The Company recognized interest expense of $3.3 million and $3.2 million related to the convertible debt for the three months ended June 30, 2009 and 2008, respectively, of which $1.4 million is a cash expense in each period.

Earnings Conference Call

The Company will hold an investor and analyst conference call today at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time.

When:	Tuesday, July 28, 2009

Time:	2:00 p.m. PT

Dial in:	+1 (877) 397-0235 or outside the U.S. +1 (719) 325-4851

Conf ID:	Epicor 2009 Second Quarter Earnings Call

Webcast:	http://ir.epicor.com

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Epicor Reports Q2 2009 Results

On the call, Chairman, President and CEO George Klaus and Executive Vice President and CFO Michael Pietrini will review 2009 second quarter earnings. Investors and analysts are invited to participate on the call. Please dial in approximately ten minutes prior to start time. A live audio-only webcast of the call will be made available to the public on the Company’s Web site at http://ir.epicor.com and will be archived for thirty days following the call on the Company’s Web site.

1Please see the reconciliations to GAAP measures provided at the end of this press release.

2The Company’s 2009 third quarter non-GAAP earnings per diluted share guidance excludes current expectations for third quarter amortization of intangible assets of approximately $7.0 million, third quarter stock-based compensation expense of approximately $1.9 million and approximately $2.0 million in non-cash interest expense for the third quarter related to Epicor’s adoption of FSP APB 14-1. 2009 third quarter non-GAAP earnings per share expectations assume a weighted average share count of 60.6 million shares.

3Free cash flow is a non-GAAP measure. The Company calculates free cash flow as adjusted EBITDA, plus stock-based compensation, less capital expenditures, cash paid for income taxes and net interest. Please refer to the table below for a complete reconciliation.

About Epicor Software Corporation

Epicor Software is a global leader delivering business software solutions to the manufacturing, distribution, retail, hospitality and services industries. With 20,000 customers in over 150 countries, Epicor provides integrated enterprise resource planning (ERP), customer relationship management (CRM), supply chain management (SCM) and enterprise retail software solutions that enable companies to drive increased efficiency and improve profitability. Founded in 1984, Epicor celebrates 25 years of technology innovation delivering business solutions that provide the scalability and flexibility businesses need to build competitive advantage. Epicor provides a comprehensive range of services with a single point of accountability that promotes rapid return on investment and low total cost of ownership, whether operating business on a local, regional or global scale. The Company’s worldwide headquarters are located in Irvine, California with offices and affiliates around the world. For more information, visit www.epicor.com.

# # #

Epicor is a registered trademark of Epicor Software Corporation. Other trademarks referenced are the property of their respective owners. The product and service offerings depicted in this document are produced by Epicor Software Corporation.

Forward-Looking Statements

This press release contains certain statements which constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding expected revenues (including growth rates), earnings and earnings per share (including on a non-GAAP basis), non-GAAP free cash flow, the Company’s products, market share, business model, sales pipelines and opportunities, competitive advantage and other statements that are not historical fact. These forward-looking statements are based on currently available competitive, financial and economic data together with management’s views and assumptions regarding future events and business performance as of the time the statements are made and are subject to risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements.

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Epicor Reports Q2 2009 Results

Such risks and uncertainties include, but are not limited to, changes in the demand for enterprise resource planning products, particularly in light of competitive offerings; the timely availability and market acceptance of new products and upgrades, including Epicor 9; the impact of competitive products and pricing; the discovery of undetected software errors; changes in the financial condition of Epicor’s major commercial customers and Epicor’s future ability to continue to develop and expand its product and service offerings to address emerging business demand and technological trends; Epicor’s ability to integrate the NSB acquisition and recognize expected revenue synergies; Epicor’s ability to continue to support NSB’s customers and add functionality to NSB’s products; and other factors discussed in Epicor’s annual report on Form 10K for the year ended December 31, 2008 and other reports Epicor files with the SEC. As a result of these factors the business or prospects expected by the Company as part of this announcement may not occur. Epicor undertakes no obligation to revise or update publicly any forward-looking statements.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. In evaluating the Company’s performance, management uses certain non-GAAP financial measures to supplement consolidated financial statements prepared under GAAP.

Non-GAAP Earnings Measure. The Company uses non-GAAP earnings measures, adjusted EBITDA and free cash flow in this press release. Management believes these non-GAAP measures help indicate the Company’s baseline performance before gains, losses or charges that are considered by management to be outside on-going operating results. Accordingly, management uses these non-GAAP measures to gain a better understanding of the Company’s comparative operating performance from period-to-period and as a basis for planning and forecasting future periods. Management believes these non-GAAP measures, when read in conjunction with the Company’s GAAP financials, provides useful information to investors by offering:

•	the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results;
•	the ability to better identify trends in the Company’s underlying business and perform related trend analysis;
•	a better understanding of how management plans and measures the Company’s underlying business; and,
•	an easier way to compare the Company’s most recent results of operations against investor and analyst financial models.

The non-GAAP financial measures for 2008 and 2009 used by the Company are defined to exclude amortization of intangible assets, stock-based compensation expense, amortization of long-term debt discount from the Company’s May 2007 convertible note offering, the write-off of in-process research and development, the write off of debt issuance fees, loss on settlement of option contracts to hedge foreign currency risk on the purchase price of NSB and restructuring and other non-recurring expenses, which includes costs associated with workforce reductions. The non-GAAP financial measures for 2009 used by the Company are also defined to reflect income taxes at a 38% tax rate.

Management believes that the expense associated with the amortization of acquisition-related intangible assets is appropriate to be excluded because a significant portion of the purchase price for acquisitions may be allocated to intangible assets that have short lives and exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both the Company’s newly acquired and long-held businesses. Management also believes that the exclusion of stock-based compensation allows for more accurate comparisons of our operating results to our peer companies because of varying available valuation methodologies, subjective assumptions and the variety of award types which effect the calculations of stock-based compensation. Management believes it is appropriate to exclude costs associated with the in-process research and development charge, the loss on settlement of option contracts to hedge foreign currency risk on the purchase price of NSB, debt issuance fees and the amortization of long-term debt discount from the Company’s May 2007 convertible note offering, as well as restructuring and other charges, which

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Epicor Reports Q2 2009 Results

included costs associated with the integration of NSB into Epicor and costs associated with workforce reductions, because these charges are not related to the Company’s ongoing business operations and it allows for more accurate comparisons of our operating results to our peer companies. Finally, management believes that using a 38% tax rate is appropriate because it allows comparisons of our operating results that are more consistent with prior periods presented, as well as more accurate comparisons of our operating results to our peer companies.

General. These non-GAAP measures have limitations, however, because they do not include all items of income and expense that impact the Company’s operations. Management compensates for these limitations by also considering the Company’s GAAP results. The non-GAAP financial measures the Company uses are not prepared in accordance with, and should not be considered an alternative to, measurements required by GAAP, such as operating income, net income and income per share, and should not be considered measures of the Company’s liquidity. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. In addition, these non-GAAP financial measures may not be comparable to similar measures reported by other companies.

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Epicor Reports Q2 2009 Results

EPICOR SOFTWARE CORPORATION

PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	June 30, 2009	December 31, 2008
		(As Adjusted)
ASSETS
Current assets:
Cash and cash equivalents	$86,036	$89,764
Accounts receivable, net	85,854	90,624
Deferred income taxes	9,106	8,627
Inventory, net	3,072	5,068
Prepaid expenses and other current assets	13,221	11,064

Total current assets	197,289	205,147
Property and equipment, net	30,091	31,987
Deferred income taxes	40,634	42,858
Intangible assets, net	97,921	113,556
Goodwill	366,909	363,589
Other assets	12,869	14,061

Total assets	$745,713	$771,198

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,158	$13,913
Accrued expenses	39,880	45,177
Current portion of long-term debt	12,683	10,169
Current portion of accrued restructuring costs	2,444	4,073
Current portion of deferred revenue	93,675	92,361

Total current liabilities	161,840	165,693

Long-term debt, less current portion	250,604	265,257
Accrued restructuring costs	5,092	5,412
Deferred revenue	273	319
Deferred income taxes and other income taxes	36,052	37,621
Other long-term liabilities	3,662	941

Total long-term liabilities	295,683	309,550

Stockholders’ equity:
Common stock	63	61
Additional paid-in capital	417,315	414,149
Less: treasury stock at cost	(19,439)	(18,458)
Accumulated other comprehensive loss	(5,736)	(4,094)
Accumulated deficit	(104,013)	(95,703)

Total stockholders’ equity	288,190	295,955

Total liabilities and stockholders’ equity	$745,713	$771,198

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Epicor Reports Q2 2009 Results

EPICOR SOFTWARE CORPORATION

PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
		(As Adjusted)		(As Adjusted)
Revenues:
License fees	$17,533	$24,357	$30,710	$42,861
Consulting	32,061	41,026	63,512	72,428
Maintenance	47,340	48,710	94,206	94,866
Hardware and other	3,513	13,852	10,711	20,014

Total revenues	100,447	127,945	199,139	230,169

Cost of revenues	44,009	64,296	90,192	117,840
Amortization of intangible assets	8,221	8,934	16,626	16,000

Total cost of revenues	52,230	73,230	106,818	133,840

Gross profit	48,217	54,715	92,321	96,329

Operating expenses:
Sales and marketing	18,151	21,253	36,241	42,630
Software development	12,432	14,296	24,838	27,323
General and administrative	14,033	13,556	28,224	25,509
Write off of in-process research and development	—	—	—	200
Restructuring and other	(204)	89	1,207	4,172

Total operating expenses	44,412	49,194	90,510	99,834

Income (loss) from operations	3,805	5,521	1,811	(3,505)
Interest expense	(4,877)	(6,062)	(10,870)	(10,633)
Interest and other income (expense), net	(65)	978	(231)	1,825

Income (loss) before income taxes	(1,137)	437	(9,290)	(12,313)
Provision (benefit) for income taxes	5,543	158	(982)	(4,568)

Net income (loss)	$(6,680)	$279	$(8,308)	$(7,745)

Net income (loss) per share:
Basic	$(0.11)	$0.00	$(0.14)	$(0.13)
Diluted	$(0.11)	$0.00	$(0.14)	$(0.13)
Weighted average common shares outstanding:
Basic	59,486	58,449	59,237	58,174
Diluted	59,486	58,862	59,237	58,174

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Epicor Reports Q2 2009 Results

EPICOR SOFTWARE CORPORATION

PRELIMINARY NON-GAAP NET INCOME RECONCILIATION

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Income (loss) before income taxes	$(1,137)	$437	$(9,290)	$(12,313)
Add back (subtract):
Amortization of intangible assets	8,221	8,934	16,626	16,000
Stock-based compensation expense	1,644	1,907	4,062	4,395
Amortization of long-term debt discount	1,959	1,822	3,882	3,611
Debt issuance fees write off	—	—	924	—
Loss on foreign currency option contract	—	—	—	1,610
Deferred revenue fair value adjustment	—	2,636	432	4,436
Restructuring and other	(204)	89	1,207	4,172
In-process research and development	—	—	—	200

Non-GAAP income before income taxes	10,483	15,825	17,843	22,111
Non-GAAP provision for income taxes [1]	(3,769)	(5,567)	(6,460)	(7,923)

Non-GAAP net income	$6,714	$10,258	$11,383	$14,188

Non-GAAP net income per diluted share	$0.11	$0.17	$0.19	$0.24

Weighted average common shares outstanding:
Diluted	60,102	58,862	59,773	58,973

[1]	For 2009, the Company utilized a 38% tax rate for the calculation of the Non-GAAP provision for income taxes for comparison purposes with other periods.

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Epicor Reports Q2 2009 Results

EPICOR SOFTWARE CORPORATION

PRELIMINARY NET INCOME TO ADJUSTED EBITDA RECONCILIATION

(dollars in thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Total revenues	$100,447	$127,945	$199,139	$230,169

Net income	$(6,680)	$279	$(8,308)	$(7,745)
Provision (benefit) for income taxes	5,543	158	(982)	(4,568)
Interest expense	4,877	6,062	10,870	10,633
Amortization of intangible assets	8,221	8,934	16,626	16,000
Depreciation	2,035	2,041	4,119	3,914
Restructuring and other	(204)	89	1,207	4,172
In-process research and development	—	—	—	200
Deferred revenue fair value adjustment	—	2,636	432	4,436
Interest and other (income) expense, net	65	(978)	231	(1,825)

Adjusted EBITDA	$13,857	$19,221	$24,195	$25,217

Adjusted EBITDA percent of total revenues	13.8%	15.0%	12.1%	11.0%

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Epicor Reports Q2 2009 Results

EPICOR SOFTWARE CORPORATION

PRELIMINARY FREE CASH FLOW RECONCILIATION

(dollars in thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net loss	$(6,680)	$279	$(8,308)	$(7,745)
Benefit for income taxes	5,543	158	(982)	(4,568)
Interest expense	4,877	6,062	10,870	10,633
Amortization of intangible assets	8,221	8,934	16,626	16,000
Depreciation	2,035	2,041	4,119	3,914
Restructuring and other	(204)	89	1,207	4,172
In-process research and development	—	—	—	200
Deferred revenue fair value adjustment	—	2,636	432	4,436
Interest and other (income) expense, net	65	(978)	231	(1,825)

Adjusted EBITDA	$13,857	$19,221	$24,195	$25,217

Adjusted EBITDA	$13,857	$19,221	$24,195	$25,217
Non-cash stock-based compensation	1,644	1,907	4,062	4,395
Capital expenditures	(1,258)	(4,196)	(2,039)	(5,615)
Cash paid for taxes	(973)	(549)	(1,912)	(3,281)
Net interest	(2,687)	(3,335)	(6,487)	(4,529)

Free cash flow	$10,583	$13,048	$17,819	$16,187